Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Announces Revenue Growth of 6.6% for the Second Quarter Ended June 30, 2010
Increases Full-year 2010 Adjusted EBITDA* Guidance to $320 Million

Livonia, Mich., July 29, 2010: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2010.  Quarterly revenues were $580.0 million, an increase of 6.6% compared to $544.0 million for the prior year quarter.  Second-quarter net earnings were $11.1 million, which included $14.7 million, net of tax, in costs related to the repurchase of $297.8 million of our Senior Notes due 2015. Without the effect of these debt repurchase costs, net earnings would have been $25.8 million, an increase of 62.3% compared to $15.9 million in the prior year quarter. Diluted earnings per share (EPS) for the quarter was $0.21 compared to $0.33 in the prior year quarter.  Without the debt repurchase costs, which accounted for $0.28 per share, net of tax, diluted EPS would have been $0.49, a 48.5% increase compared to the prior year quarter. Charges for non-cash stock-based compensation negatively impacted second-quarter 2010 earnings by $7.9 million, or $0.09 per share, compared to $1.7 million, or $0.02 per share, in the prior year period. For the second quarter of 2010, adjusted EBITDA* was $83.4 million, an increase of 28.3% compared to $65.0 million for the prior year quarter.

“Revenue growth across all four of our business segments this quarter was driven by strong consumer demand for value and our clients’ need to respond to this demand,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  “Our decision to raise guidance is reflective of our outlook on client spending on our media, and we believe we are well positioned to continue delivering mid-single digit revenue growth.”

Some additional highlights include:
•
Selling, General and Administrative (SG&A) Costs: Second-quarter 2010 SG&A costs were $92.7 million, which included $0.1 million in legal costs (related to the recently settled litigation) and $7.9 million in non-cash stock-based compensation. This compares to prior year quarter SG&A costs of $86.7 million, which included $3.7 million in legal costs (related to the recently settled litigation) and $1.7 million in non-cash stock-based compensation.

•	Capital Expenditures: Capital expenditures were $4.6 million during the second quarter.
•	Liquidity:
-
During the quarter, we repurchased $297.8 million in principal amount of our Senior Notes due 2015 through a tender offer and open market repurchases.  The aggregate principal amount of the Senior Notes due 2015 remaining outstanding as of June 30, 2010 was $242.2 million.  This debt reduction will result in an approximate net interest expense savings of $12.0 million in 2010 and $22.2 million in 2011.

-	We ended the second quarter of 2010 with $228.7 million in cash and net debt (total debt less cash) of $481.1 million.
•
Stock Repurchases: During the quarter, we repurchased 1,619,600 shares of our common stock at an aggregate cost of $54.6 million under the stock repurchase program reinstated in May 2010. Our 2010 stock repurchases are limited by our senior secured credit facility to an aggregate amount of $58.4 million.

Outlook
Consumer usage of value-oriented media like ours continues to strongly influence shopping behavior. Marketers have increased their promotional activity as shoppers have focused on value.  Based on our current results and outlook, we are increasing our full-year 2010 guidance as follows: adjusted EBITDA* from approximately $300 million to approximately $320 million and diluted cash EPS* from $2.79 to $3.14. We reiterate our previously announced full-year 2010 guidance of $25 million in capital expenditures.

VCI 2Q10 Earnings

Business Segment Discussion
•
Shared Mail:  Revenues for the second quarter of 2010 were $326.3 million, an increase of 4.0% compared to the prior year quarter due primarily to an increase in insert volumes. Segment profit for the quarter was $40.6 million, an increase of 73.5% compared to the prior year quarter. The growth in segment profit is due to the increase in revenues, newspaper alliances and package optimization efforts.

•
Neighborhood Targeted:  Revenues for the second quarter of 2010 were $116.3 million, an increase of 17.5% compared to the prior year quarter due to an increase in Run-of-Press client spend in the energy and telecom verticals. Segment profit for the quarter was $5.3 million, a decrease of 47.0% compared to the prior year quarter due to a shift in both client and product mix and an increase in SG&A allocation.

•
Free-standing Inserts (FSI):  Revenues for the second quarter of 2010 were $94.6 million, an increase of 2.7% compared to the prior year quarter.  Segment profit for the quarter was $11.4 million, an increase of 165.1% compared to $4.3 million in the prior year quarter. The improvement in segment results was primarily due to an increase in industry volume of 2.6% and cost reductions.

•
International, Digital Media & Services (IDMS):  Revenues for the second quarter of 2010 were $42.8 million, an increase of 8.9% compared to the prior year quarter.  Coupon clearing volume continues to be the primary driver of revenue for this segment. Segment profit for the quarter was $3.1 million, a decrease of 51.6% compared to the prior year quarter due primarily to the continued investment in our In-store and Digital businesses.  According to NCH Marketing Services, Inc., our coupon-processing and analytics subsidiary, second quarter 2010 U.S. consumer packaged goods (CPG) coupon distribution was up 8.8% and coupon redemption volume was up 6.3% compared to the prior year quarter.  This marks the seventh consecutive quarter of CPG redemption volume growth.

Segment Results Summary

	Quarter Ended June 30,
Segment Revenues ($ in millions)	2010	2009	% Change
Shared Mail	$326.3	$313.6	4.0%
Neighborhood Targeted	$116.3	$99.0	17.5%
Free-standing Inserts	$94.6	$92.1	2.7%
International, Digital Media & Services	$42.8	$39.3	8.9%
Total Segment Revenues	$580.0	$544.0	6.6%

	Quarter Ended June 30,
Segment Profit ($ in millions)	2010	2009	% Change
Shared Mail	$40.6	$23.4	73.5%
Neighborhood Targeted	$5.3	$10.0	-47.0%
Free-standing Inserts	$11.4	$4.3	165.1%
International, Digital Media & Services	$3.1	$6.4	-51.6%
Total Segment Profit	$60.4	$44.1	37.0%

Conference Call Information
We will hold an investor call today to discuss our second-quarter results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4319118). The call will be simulcast on our website at http://www.valassis.com and a telephonic replay of the call will be available through Aug. 5, 2010 at (800) 406-7325, pass code 4319118. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investor.”

VCI 2Q10 Earnings

Non-GAAP Financial Measures
*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on retirement of debt, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs and News America litigation settlement cash proceeds, net of related payments.  We define diluted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense and loss on retirement of debt, net of tax, less capital expenditures and News America litigation settlement cash proceeds, net of tax, divided by weighted diluted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 2Q10 Earnings

Reconciliation of Full-year 2010 Adjusted EBITDA Guidance to Full-year 2010 Net Earnings Guidance(1):

Full-year 2010 Guidance ($ in millions)
Net Earnings	$393.6
plus: Interest expense, net	63.9
Income taxes	251.6
Depreciation and amortization	63.1
Loss on debt retirement	23.9
less: Other non-cash income	(4.1)
Litigation settlement proceeds, net of related payments	(490.1)

EBITDA	$301.9

plus: Stock-based compensation expense	18.1

Adjusted EBITDA	$320.0

1 Due to the forward-looking nature of 2010 adjusted EBITDA, information to reconcile 2010 adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2010 Diluted Cash EPS Guidance to Full-year 2010 Diluted EPS Guidance:

Full-year 2010 Guidance
Net Earnings (in millions)	$393.6
Diluted EPS	$7.58

plus effect of:
Depreciation	0.97
Amortization	0.25
Stock-based compensation expense	0.35
Loss on debt retirement, net of tax	0.28

less effect of:
Capital expenditures	(0.48)
Litigation settlement proceeds, net of tax and related payments	(5.81)
Diluted Cash EPS	$3.14
Weighted Shares Outstanding (in thousands)	51,900

VCI 2Q10 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities
 (dollars in thousands)
Unaudited

	Three Months Ended
	June 30,
	2010	2009
Net Earnings - GAAP	$11,105	$15,948

plus: Income taxes	8,361	9,666
Interest expense, net	17,589	21,231
Loss (gain) on retirement of debt	23,873	(1,348)
Depreciation and amortization	15,144	17,407
less: Other non-cash (income) expenses, net	(561)	(1,418)
EBITDA	$75,511	$61,486

Stock-based compensation expense	7,891	1,719
Restructuring costs / severance	-	1,773
Adjusted EBITDA	$83,402	$64,978

Income taxes	(8,361)	(9,666)
Interest expense, net	(17,589)	(21,231)
Restructuring costs, cash	-	(1,773)
Changes in operating assets and liabilities	(120,892)	51,426

Cash Flows from Operating Activities	$(63,440)	$83,734

	Six Months Ended
	June 30,
	2010	2009
Net Earnings - GAAP	$333,633	$28,976

plus: Income taxes	210,197	18,320
Interest expense, net	37,599	42,625
Loss (gain) on retirement of debt	23,873	(8,779)
Depreciation and amortization	30,663	35,067
less: Other non-cash (income) expenses, net	(2,351)	(2,682)
EBITDA	$633,614	$113,527

Stock-based compensation expense	13,782	2,768
Restructuring costs / severance	-	2,556
Litigation proceeds, net of related payments	(490,085)	-
Adjusted EBITDA	$157,311	$118,851

Income taxes	(210,197)	(18,320)
Interest expense, net	(37,599)	(42,625)
Restructuring costs, cash	-	(2,556)
Litigation proceeds, net of related payments	490,085	-
Changes in operating assets and liabilities	34,306	68,046

Cash Flows from Operating Activities	$433,906	$123,396

VCI 2Q10 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Cautionary Statements Regarding Forward-looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 2Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	June 30,	Dec. 31,
	2010	2009

Assets

Current assets:

Cash and cash equivalents	$228,708	$129,846
Accounts receivable	412,796	428,836
Inventories	33,274	40,472
Refundable income taxes	-	12,578
Other	34,217	37,046

Total current assets	708,995	648,778

Property, plant and equipment, at cost	505,483	499,775

Less accumulated depreciation	(323,866)	(301,874)

Net property, plant and equipment	181,617	197,901

Intangible assets, net	869,019	878,932

Investments	2,527	2,298

Other assets	12,012	16,113

Total assets	$1,774,170	$1,744,022

More tables to follow  . . .

VCI 2Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

	June 30,	Dec. 31,
	2010	2009
Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$7,074	$6,197
Accounts payable and accruals	408,101	466,054
Progress billings	33,137	40,532
Income taxes payable	59,025	-
Deferred income taxes	108	22

Total current liabilities	507,445	512,805

Long-term debt	702,686	1,004,875
Other liabilities	43,454	40,567
Deferred income taxes	89,527	87,914

Stockholders' equity:

Common stock	661	642
Additional paid-in capital	118,208	98,927
Retained earnings	856,364	522,731
Treasury stock	(541,658)	(520,170)
Accumulated other comprehensive loss	(2,517)	(4,269)

Total stockholders' equity	431,058	97,861

Total liabilities and stockholders' equity	$1,774,170	$1,744,022

More tables to follow  . . .

VCI 2Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Quarter Ended
	June 30,		%
	2010	2009	Change

Revenues	$579,950	$544,037	+ 6.6%

Costs and expenses:
Costs of products sold	423,765	410,043	+ 3.3%
Selling, general and administrative	92,663	86,659	+ 6.9%
Amortization	3,155	3,256	- 3.1%

Total costs and expenses	519,583	499,958	+ 3.9%

Operating income	60,367	44,079	+ 37.0%

Other expenses and income:
Interest expense	17,837	21,385	- 16.6%
Interest income	(248)	(154)	+ 61.0%
Loss (gain) on extinguishment of debt	23,873	(1,348)
Other income	(561)	(1,418)	- 60.4%
Total other expenses and income	40,901	18,465	+ 121.5%

Earnings before income taxes	19,466	25,614	- 24.0%

Income taxes	8,361	9,666	- 13.5%

Net earnings	$11,105	$15,948	- 30.4%

Net earnings per common share, diluted	$0.21	$0.33	- 36.4%

Weighted average shares outstanding, diluted	52,499	48,961	+ 7.2%

Supplementary Data
Amortization	$3,155	$3,256
Depreciation	11,989	14,151
Capital expenditures	4,580	6,607

More tables to follow  . . .

VCI 2Q10 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Six Months Ended
	June 30,		%
	2010	2009	Change

Revenues	$1,129,952	$1,095,192	+ 3.2%

Costs and expenses:
Costs of products sold	827,154	837,533	- 1.2%
Selling, general and administrative	183,621	172,887	+ 6.2%
Amortization	6,311	6,312	- 0.0%

Total costs and expenses	1,017,086	1,016,732	+ 0.0%

Gain from litigation settlement	490,085	-	N/A

Operating income	602,951	78,460	+ 668.5%

Other expenses and income:
Interest expense	37,993	43,029	- 11.7%
Interest income	(394)	(404)	- 2.5%
Loss (gain) on extinguishment of debt	23,873	(8,779)
Other income	(2,351)	(2,682)	- 12.3%
Total other expenses and income	59,121	31,164	+ 89.7%

Earnings before income taxes	543,830	47,296	+ 1049.8%

Income taxes	210,197	18,320	+ 1047.4%

Net earnings	$333,633	$28,976	+ 1051.4%

Net earnings per common share, diluted	$6.41	$0.60	+ 968.3%

Weighted average shares outstanding, diluted	52,028	48,693	+ 6.8%

Supplementary Data
Amortization	$6,311	$6,312
Depreciation	24,352	28,755
Capital expenditures	8,401	8,643

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